AMENDMENT REGARDING PARTICIPATION OF AMTROL EMPLOYEES
IN THE WORTHINGTON INDUSTRIES, INC. DEFERRED PROFIT SHARING PLAN

WHEREAS, Worthington Industries, Inc. (the “Company”) sponsors the Worthington Industries, Inc. Deferred Profit Sharing Plan (the “Plan”) for the benefit of certain employees of the Company and its affiliates;

WHEREAS, effective June 2, 2017, the Company completed an acquisition of Amtrol, Inc. (“Amtrol”) and its subsidiaries;

WHEREAS, Amtrol previously sponsored the Amtrol, Inc. Pension Plan (the “Amtrol Plan”), a qualified defined contribution retirement plan for the benefit of its employees;

WHEREAS, effective January 1, 2018, eligibility and benefits under the Amtrol Plan shall be frozen and employees of AMTROL, Inc. shall be authorized to participate instead in the Plan.

NOW, THEREFORE, effective as of January 1, 2018, this Amendment supersedes the provisions of the Plan to the extent that those provisions are inconsistent with the provisions of this Amendment.

(A)
A new Appendix H shall be added to the Plan to read as follows:

Appendix H

Treatment of Employees Participating in the
Amtrol, Inc. Pension Plan on December 31, 2017

1.
Effective on January 1, 2018, an individual who participated in the Amtrol, Inc. Pension Plan (the “Amtrol Plan”) on December 31, 2017 shall be eligible to participate in the Worthington Industries, Inc. Deferred Profit Sharing Plan (the “Worthington Plan”) on January 1, 2018 as follows:
(a)
an Amtrol employee who was eligible to make 401(k) and Roth Contributions to the Amtrol Plan on December 31, 2017 shall be eligible to make 401(k) Contributions and Roth 401(k) Contributions to the Worthington Plan as of January 1, 2018 without regard to the employee’s months of service.
(b)
an Amtrol employee who was eligible to receive matching contributions under the Amtrol Plan on December 31, 2017 shall be eligible to receive Regular Employer Contributions or Matching Contributions under the Worthington Plan as an Active Employer Contribution Participant as of January 1, 2018 without regard to the employee’s months of service.
(c)
all other Amtrol employees shall be required to satisfy the eligibility requirements set forth in Section 1 of the Worthington Plan.

2.
Effective on a date selected by the Worthington Plan’s Committee or as soon as is administratively practicable thereafter (the “Transfer Date”), the assets of the Amtrol Plan will be transferred to the Worthington Plan.
3.
The accounts attributable to elective deferrals, Roth elective deferrals, matching contributions and profit sharing contributions received by the Worthington Plan from the Amtrol Plan shall be transferred to similarly named accounts held for the benefit of the former Amtrol Plan participants, to the extent administratively practicable and as permitted by the Committee.
4.
The Provisions of the Worthington Plan shall apply to the amounts transferred from the Amtrol Plan except as provided below:
(a)
All amounts transferred to the Worthington Plan from the Amtrol Plan will be 100% vested as of the transfer date.
(b)
Each Amtrol employee may make an in-service distribution of that portion of such employee’s account attributable to amounts transferred from the Amtrol Plan at any time after such employee has attained 65 (Normal Retirement Age) or has attained age 55 with at least 10 years of service (Early Retirement Age). Years of Service shall specifically include all years of vesting service that had been credited under the Amtrol Plan, including up to five years of service with American Granby, Inc.
(c)
Effective as of the Transfer Date, the continuous withdrawal installment distribution option in $1000 increments shall cease to be available and, except as provided in Section 15.4 of the Worthington Plan, a lump sum form of distribution shall be the sole form of distribution available to a former Amtrol Plan participant in accordance with Section 14.1 of the Worthington Plan.
(d)
Each qualified domestic relations order approved by the Committee of the Amtrol Plan prior to the Transfer Date shall be payable by the Worthington Plan pursuant to the terms of such order to the extent applicable to benefits transferred to the Worthington Plan. On and after the Transfer Date, the provisions of Section 20 of the Worthington Plan and its qualified domestic relations order procedures shall apply to each domestic relations order received by the Worthington Plan.
(e)
Each loan outstanding under the Amtrol Plan on the Transfer Date shall be transferred to the Worthington Plan and shall continue to be repaid by the former Amtrol Plan participant pursuant to the terms of such loan. On and after the Transfer Date, the provisions of Section 15.4 of the Worthington Plan and its loan procedures shall apply to each new loan granted by the Worthington Plan.

IN WITNESS WHEREOF, the Company has caused this Amendment to be executed by its duly authorized officer on the 22nd day of November, 2017.

Worthington Industries, Inc. By: /s/Dale T. Brinkman Name:__Dale T. Brinkman Title: Vice President-Secretary